EXHIBIT 10.2

AGREEMENT
FOR FINANCIAL AND ACCOUNTING CONSULTATION SERVICES

THIS AGREEMENT is made and shall be effective as of April 2, 2010, between Consolidation Services, Inc., an Arizona Corporation (“Company”), and Pamela J. Thompson, CPA, PC an Arizona Corporation (“CFO”).
R E C I TA L S

A. This Agreement acknowledges that Company secured the offer of CFO and function as the Company’s Chief Financial Officer, Secretary, Treasurer, and Board of Director (“CFO”) and to perform the accounting and financial services as described herein.

B. Company desires to utilize the services of CFO as an independent contractor for financial and accounting consultation for the Company for one calendar years from the commencement date hereof.

C. CFO represents that it is fully qualified to perform such services by virtue of its experience, training, education and expertise.

NOW, THEREFORE, in consideration of performance by the parties of the promises, covenants, and conditions herein contained, the sufficiency of which is hereby expressly acknowledged, the parties hereto agree as follows:

1. CFO’s Services.

A.	Scope and Level of Services.

The nature, scope, and level of the specific services to be performed by CFO are as set forth in Exhibit A attached hereto and incorporated herein by this reference.

B.	Time of Performance.

The services shall be performed on a timely, regular basis in accordance with the Compensation Schedule as set forth in Exhibit B attached hereto and incorporated herein by this reference.

2. Term of Agreement.

This Agreement shall be effective on the date set forth in the initial paragraph of this Agreement and shall remain in effect for one calendar year from the commencement date of this Agreement; unless earlier terminated pursuant to Section 12. In the event of early termination of CFO by Company, the Compensation Schedule as described and set forth in 3, and Exhibit B hereof shall be accelerated in full, and shall be all due and payable on the effective date of Termination per 12.

In the event this Agreement is not earlier terminated, it shall automatically renew without notice on the first yearly anniversary of its commencement date and will renew yearly without notice unless terminated.

3. Compensation.

A.	Company agrees to compensate CFO for its services according to the fee schedule set forth in Exhibit B.
B.	Company also agrees to compensate CFO for its reasonable out-of-pocket expenses as set forth in Exhibit B.
C.	Amendments to the Compensation Schedule set forth in Exhibit B may be made on an annual basis upon written consent of both parties.

4. Representatives.

A.	CFO.

Pamela J. Thompson is hereby designated as the representative of CFO authorized to act in its behalf with respect to the services specified herein.  It is expressly understood that the experience, knowledge, capability and reputation of the foregoing certified public accountant were a substantial inducement for Company to enter into this Agreement.

B.	Contract Administrator.

The Contract Administrator and Company’s representative shall be the board of directors and audit committee.  It shall be CFO’s responsibility to assure that the Contract Administrator is kept informed of the progress of the performance of the services, and CFO shall refer any decisions, which must be made by Company to the Contract Administrator.  Unless otherwise specified herein, any approval of Company required hereunder shall mean the approval of the Contract Administrator.

5. Standard of Performance.

A.	CFO shall perform all work to the highest professional standards and in a manner reasonably satisfactory to Company.
B.	CFO hereby covenants that it shall follow the highest professional standards in performing all services required hereunder.
C.	CFO shall comply with all applicable laws, ordinances, codes and regulations of the federal, state, and local governments.
D.	CFO shall be available in as needed to perform services and work under this Agreement.

6. Confidentiality.

CFO, in the course of its duties, may have access to financial, accounting, statistical and personal data of private individuals and employees of Company.  CFO in accordance with R4-1-455.02 shall maintain confidentiality of company records.

7. Conflict of Interest.

CFO covenants that it presently has no interest and shall not acquire any interest, direct or indirect, which may be affected by the services to be performed by CFO under this Agreement, or which would conflict in any manner with the performance of its services hereunder.

8. Reimbursements.

1.
Company shall defend and hold harmless and reimburse CFO, and all of its employees, agents, attorneys and CFOs (collectively herein “CFO reimbursees”) from any and all claims, actions, causes of action, demands, deficiencies, liabilities, trespasses, duties, rights, damages, losses, fees, costs, expenses, including attorneys' fees and costs, which CFO may suffer or incur by or from any person, entity, including but not limited to death or injury to any person and injury to any property, resulting from willful misconduct, negligent acts, errors or omissions of Company or any of its officers, employees, or agents; or as a result of CFO’s reliance on the disclosures, covenants, representations, assurances, promises, and agreements made by the Company in this Agreement, or in any other form whether verbal or written, or made through third persons on behalf of the Company upon which CFO could reasonably rely under all of the circumstances then actually known to CFO. The foregoing specifically and expressly includes any action by any state or federal regulatory body against CFO.

2.
Any other provision of this Agreement notwithstanding, for purposes of this Section 9, the duty of disclosure of accurate material facts is on Company and is paramount and supersedes the duty of inquiry on CFO. Any misstatement of material fact by Company, however made, wherever made, or to whomever made (to CFO or to any third party), whether intentionally or negligently made, shall be actionable under this Section 9, with or without notice from, or demand for curing by CFO to Company. All risk of loss for misstatements of material fact shall be on Company.

9. Insurance.

CFO shall procure and maintain for the duration of this Agreement insurance against claims for injuries to persons or damages to property, which may arise from or in connection with the performance of the work hereunder by CFO, its employees, agents, representatives, or subcontractors.

10. Cooperation.

In the event any claim or action is brought against Company relating to CFO’s performance or services rendered under this Agreement, CFO shall render any reasonable assistance and cooperation, which the Company might require.

11. Termination.

Either Company or CFO shall have the right to terminate the services of CFO at any time or for any reason upon 5 calendar day’s written notice to the other party. Said Notice shall comply with the provisions of Section 15P.herein.

12. Non-Discrimination and Equal Employment Opportunity.

In the performance of this Agreement, CFO shall not discriminate against any employee, subcontractor, or applicant for employment because of race, color, creed, religion, sex, marital status, national origin, ancestry, age, disability or sexual orientation.

13. Exhibits; Precedence.

All documents referenced as exhibits in this Agreement are hereby incorporated into this Agreement.

14. General Conditions.

The Parties hereto expressly agree to be bound by these General Provisions:

A.	ASSIGNABILITY; SUBCONTRACTING.
CFO shall not assign, transfer, or subcontract any interest in this Agreement or the performance of any of CFO’s obligations hereunder, without the prior written consent of Company, and any attempt by CFO to so assign, transfer, or subcontract any rights, duties, or obligations arising hereunder shall be void and of no effect.

B.	ATTORNEYS' FEES.
In the event any Party thereto shall employ counsel or bring legal action in any court of competent jurisdiction, including federal bankruptcy court, to enforce any part of this Agreement, or any other documents executed in connection herewith, the prevailing Party shall be paid by the nonprevailing Party (ies) all of its costs and reasonable attorneys' fees incurred therein or in connection therewith.

C.	BINDING OBLIGATION.
The Parties agree to cause to be prepared all documents required to carry out the intent and purposes of the Parties as set forth herein; provided, however, this Agreement and the parts thereof shall constitute a binding obligation of the signatories hereto.

D.	BUSINESS DAYS.
In the event the time for performance of any provision of this Agreement, or of any of the documents executed in connection herewith falls on a non-business day, the time for such performance shall be extended to the next business day.  For purposes of this paragraph, "Business Day" shall mean all days on which banks and savings and loan institutions in Phoenix, Arizona are open for general transaction of business.

E.	CONSTRUCTION OF LANGUAGE.
The language of this Agreement shall be construed according to its fair meaning and not strictly for or against either Party.

F.	CONTROLLING LAW.
This Agreement shall be deemed to have been made in the State of Arizona, and its validity, construction, and effect shall be governed by and construed in accordance with the laws and judicial decisions of the State of Arizona.

G.	COUNTERPARTS.
This Agreement may be executed in counterparts, each of which so executed shall be deemed to be an original, but such counterparts shall together constitute one and the same document.

H.	EFFECTIVE DATE.
The effective date of this Agreement shall be the date of the last Party to sign.

I.	ENTIRE AGREEMENT.
This Agreement embodies the entire agreement of the Parties hereto in relation to the subject matter hereof, and there are no representations, warranties or agreements, express or implied, or otherwise, in relation thereto, except as expressly referred to or as set forth herein. All Exhibits attached hereto are incorporated herein by this reference.

J.	FURTHER ASSURANCES.
Without thereby increasing their respective obligations hereunder, the Parties hereby agree that they will do such acts and execute such documents, if any, as may be necessary or appropriate to implement this Agreement, and the parts thereof according to their terms, and the requirements of law.

K.	GENDER.
This Agreement shall apply to the Parties hereto according to the context thereof without regard to the number or gender of words or expressions.

L.	HEADINGS.
The headings or captions of this Agreement are for convenience and reference only, and in no way define, limit or describe the scope or intent of this Agreement, or the provisions of such sections.

M.	LEGAL CONSTRUCTION.
In case any one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision of the Agreement, and this Agreement shall be construed as if such invalid, illegal, or unenforceable provision had never been contained in the Agreement.

N.	MODIFICATION.
This Agreement shall not be changed except by an amendment hereto, in writing, duly executed by each of the Parties.  No representations, warranties, or agreements made subsequent to the execution and delivery of this Agreement, and the documents executed and delivered in connection therewith by any Party hereto, and no revocations, either partial or otherwise, or alterations thereof, shall be valid and binding unless made in writing and signed by each of the Parties.

O.	NO PARTNERSHIP/NO THIRD PARTY BENEFICIARY.
The Parties acknowledge and agree that neither this Agreement, nor the transactions contemplated hereby, is or shall be deemed to create or to constitute a partnership, joint venture, common business enterprise, principal and agent, or similar relationship between the Parties; nor are they intended for the benefit of any third party.

P.	NOTICES.
Any notices, bills, invoices, or reports required by this Agreement shall be deemed received on (a) the day of delivery if delivered by hand during receiving party’s regular business hours or by facsimile before or during receiving party’s regular business hours; or (b) on the third business day following deposit in the United States mail, postage prepaid, to the addresses heretofore below, or to such other addresses as the parties may, from time to time, designate in writing pursuant to the provisions of this section.

Company:
Consolidation Services, Inc.
375 N Stephanie St. Suite 1411
Henderson, NV  89014-8909
Attention: Stephen Thompson, CEO
Tel:   310-288-4585

CFO:
Pamela Thompson CPA PC
736 East Braeburn Drive
Phoenix, AZ  85022
Tel: 602-488-4958
Fax: 602-283-5122
Email: gabbyandtriplets@yahoo.com
Pjthompsoncpa@gmail.com

Q.	PRIOR AGREEMENTS SUPERSEDED.
This Agreement constitutes the sole and only agreement of the Parties and supersedes any prior understandings or written or oral agreements between the Parties.

R.	SUCCESSORS.
This Agreement shall be binding upon and inure to the benefit of the successors and assigns of the Parties hereto.

S.	TIME OF ESSENCE.
Time is of the essence of each and every provision of this Agreement.

T.	VENUE.
The Parties expressly consent to jurisdiction in Superior Court of the State of Arizona in and for Maricopa County Arizona, with regard to any matter arising from, connected to, or relating to this Agreement.

U.	WAIVERS.
No failure or delay on the part of either Party in exercising any right or privilege hereunder, and no waiver as to any event of default or breach, shall operate as a waiver thereof unless made in writing and duly executed.  Any written waiver will not preclude the further or other exercise of any right, power or privilege hereunder, or extend or apply to any further event of default or breach.

V.	WARRANTIES.
Each Party hereto represents and warrants to the other Party, that each Party is under no disability, restriction, or prohibition, whether contractual or otherwise, with respect to their rights to execute this Agreement and perform its terms and conditions.  Each Party shall indemnify and hold the other harmless from any loss or damage, including attorneys’ fees, and costs arising out of or connected with any claim by a third party which is inconsistent with any of the warranties or representations made by the Parties in this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

“Company”
Consolidation Services, Inc.

/s/ Stephen M. Thompson
ATTEST: ______________________________
By: Stephen M. Thompson
Title: Chief Executive Officer

“CFO”
Pamela J. Thompson CPA PC

/s/ Pamela J. Thompson
Pamela J. Thompson
President

Exhibit A - Scope of Services
I. Services Included

A.           CFO shall act in an advisory role to the Chief Executive Officer and Board of Directors for purposes of financial policy and procedures.

B.           The CFO will provide services as requested by the Chief Executive Officer and Board of Directors including, but not limited to, the following:

1.           Managerial interim reporting will consist of the recording and adjusting of financial data for the purpose of producing unaudited financial statements for internal use only. It is not an audit, the objective of which is the expression of an opinion regarding the financial statements taken as a whole.

C.           ADVISORY SERVICES.

1.	We will prepare internal use financial statements for Company for the purpose of reporting information for regulatory requirements.
2.	We will establish and maintain adequate records and effective internal controls over the financial reporting, the selection and application of accounting principles, and the safeguarding of assets.
3.	We will record and adjust the financial statements to correct any material misstatements and for confirming with the Board of directors the singular and aggregate effects of those adjustments.
4.	We will be responsible for identifying and ensuring that the entity complies with applicable laws and regulations.
5.	We will timely prepare all interim and annual regulatory requirements for SEC compliance, and all other compliance matters related to timely filings.
6.
We will prepare all audit preliminary work papers and draft all financial statements for SEC auditor of Company and all regulatory reporting periods, with related statements of operations, changes in shareholders’ equity, cash flows and all related footnotes for the year then ended.

7.	We will preparation and compilation of any regulatory comment letters from the SEC
8.	We will liaison with SEC counsel and other attorneys.
9.	We will prepared and report SEC and GAAP Research matters.
10.	We will prepare internal use financial statements for the Company for the purpose of reporting financial information for internal use only.

D.           MONTHLY TAX ADVICE AND GUIDANCE.

As an on-going tax advisory service, we will periodically take a prospective look at your tax situation for the purpose of generating recommendations to minimize your annual tax liability. This process involves projecting your current and future years’ tax results based on your expectations of income and deductions. It also typically involves some degree of research on our part because of the highly complex and technical nature of tax rules.

II. Services Excluded

A.           Any and all audit and review services are expressly excluded.

B.           Management is responsible for the fair presentation in the financial statements to conform to Generally Accepted Accounting Principles. In that regard, we will assist Company in recording and adjusting Company books to arrive at appropriate account balances from which internally generated financial statements can be prepared. Company agrees to provide CFO with any information needed to properly prepare the financial statements.

C.           CFO will not be “independent” in the accountancy sense of that term regarding this engagement and will issue a disclaimer opinion.

D.           CFO’s services are not specifically designed to detect and therefore, cannot be relied upon to disclose errors, irregularities or illegal acts, including fraud, defalcations and similar circumstances that might exist.

E.           Upon completion of our on-going monthly services we will return the Company's records provided and will provide Company with applicable general ledgers, journals, adjusting journal entries, and depreciation schedules for internal reporting purposes.  It is Company’s responsibility to retain and preserve all such records for possible future use, including potential examination by any government or regulatory agency. It is CFO’s policy to keep copies of the above records and our work papers related to this engagement for only a limited number of years.

F.           CFO’s compilation report(s) will be used solely for transmission of the draft report to the auditors.  It will not become a part of any publicly disseminated documents, including, but not limited to letters to shareholders, Internet postings, or any 33 or 34 Act filings.  Additionally, CFO will not be named or identified as "experts" or associated with the financial statements in any publicly disseminated documents.

G.           Regulation 504A: CFO is not and shall not be associated with the financial statements of the Company. CFO shall not issue an opinion or report on the financial statements of the Company. CFO is not “independent” as that term is used and understood with regard to accountancy matters with regards to the Company’s financial statements.

H.           In a separate engagement we will prepare the Company’s federal and state income tax returns, and we will prepare personal income tax returns for shareholders if applicable.  In preparing the returns, we will endeavor to apply the current tax rules in your favor whenever there is reasonable justification for it, and we will complete the tax returns in a manner that in our judgment minimizes the likelihood of a tax audit. However, because the taxing authorities use a number of unpublished audit selection criteria including some based on random selection, there is always a chance that they may want to question or otherwise verify your reported information. Should you be selected for an audit or receive some other type of tax notice we will be available under a separate engagement to act on your behalf in resolving it.

I.           In a separate engagement we will perform accounting due diligence on any future acquisitions and you should consult an attorney related to legal services or legal due diligence that maybe necessary during the course of any future acquisitions.

J.           In a separate engagement we will assist the Company in implementing Sarbanes Oxley rules and regulations as the request of the Board of Directors. This includes implementation of SOX 404(b) which has been extended by the SEC.

Exhibit B - Compensation and Schedule
Compensation payable to CFO by Company shall be as follows:

1.           All out of pocket expenses, not exhausted by travel, room, parking, taxi, meals, shall be reimbursed within 15 days of presentation of invoicing and accompanied by proof of expenditures.

2.           CFO will be paid a monthly fee of $6,500 per month 380,000 common shares of the Company.  The Company will issue 190,000 common shares at the inception of the contract and then within 180 days will issue the remaining 190,000 common shares.  The shares will be restricted.  Within 90 days the CFO and Company will formalize a fully employment agreement.

3.           We will submit billings on the 1st of each month, and payment of the invoicing is due in our office by the 10th of each month.  We retain the right to suspend further work, or to withdraw from our engagement should any billing remain unpaid for longer than thirty days from invoice date. Also, it is understood that any legal fees that may be expended for the collection of our fees for services rendered will be the responsibility of the Company.  We reserve the right to suspend services in the event payment is not immediately paid according to the terms of this agreement.  In the event the engagement is terminated, unpaid fees and expenses incurred, both billed and unbilled, will be assessed immediately and become due and payable according to the above terms.

Wire Instructions:

Mutual of Omaha
12221 North Tatum Blvd
Phoenix, AZ  85032
(602) 787-2300

Account Name:  Pamela J Thompson, CPA, PC
ABA# 122105757
Account # 0052504449